Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is made effective as of August 1, 2021 (the “Effective Date”), by and between CORVUS PHARMACEUTICALS, INC., a Delaware corporation (“Sublandlord”), and Angel Pharmaceuticals US Inc., a Delaware corporation] (“Subtenant”).  Sublandlord agrees to sublease to Subtenant, and Subtenant agrees to sublease from Sublandlord, a portion of the Master Premises (defined below) consisting of approximately 7,585 rentable square feet of space in the building commonly known as 866 Malcolm Road, Burlingame, California, as such premises are more particularly depicted on Exhibit “A” attached hereto (the “Premises”).

1.Master Lease and Other Agreements.

1.1Subordinate to Master Lease.  This Sublease is subject and subordinate to all of the terms and conditions of the Lease Agreement dated January 27, 2015 (“Original Lease”), as amended by that certain First Amendment to Lease dated March 19, 2015 (“First Amendment”), as amended by that certain Second Amendment to Lease dated August 20, 2015 (“Second Amendment”), as amended by that certain Third Amendment to Lease dated June 27, 2016 (“Third Amendment”), as amended by that certain Fourth Amendment to Lease dated August 15, 2016 (“Fourth Amendment”), as amended by that certain Fifth Amendment to Lease dated March 2, 2018 (“Fifth Amendment”), as amended by that certain Sixth Amendment to Lease dated April 5, 2018 (“Sixth Amendment”), as amended by that certain Seventh Amendment to Lease dated October 11, 2018 (“Seventh Amendment”, together with the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment and any future amendments, the “Master Lease”), by and between ARE-819/863 Mitten Road, LLC (“Master Landlord”) and Sublandlord, as “Tenant”, whereby Sublandlord leases from Master Landlord approximately 27,280 rentable square feet of space in the buildings located at 863 and 866 Malcolm Road, Burlingame, California as more particularly described in the Master Lease (the “Master Premises”). Except as expressly set forth herein, Subtenant hereby assumes and agrees to perform all of the obligations of Tenant under the Master Lease applicable to the Premises.  Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as given them in the Master Lease.  A copy of the Master Lease is attached hereto as Exhibit “B” and incorporated herein by this reference.  Subtenant shall not commit any act or omission which would violate any term or condition of the Master Lease. Subtenant shall neither do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Landlord under the Master Lease, and Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all claims, losses, damages, liabilities, judgments, costs, demands, penalties, and expenses of any kind whatsoever, including, without limitation, attorneys’ fees, consultants’ fees and costs and court costs (collectively, “Claims”) by reason of any failure on the part of Subtenant to perform any of the obligations of Tenant under the Master Lease which Subtenant has become obligated hereunder to perform, and such indemnity and hold harmless shall survive the expiration or sooner termination of this Sublease.  In the event of the termination of the Master Lease for any reason, then this Sublease shall terminate automatically upon such termination without any liability owed to Subtenant by Master Landlord, or by Sublandlord unless the termination is due to Sublandlord’s breach of the Master Lease and not due to Subtenant’s breach of the Sublease.  Subtenant represents and warrants to Sublandlord that it has read and is familiar with the Master Lease.

1.2Applicable Provisions.  All of the terms and conditions contained in the Master Lease are incorporated herein and shall be terms and conditions of this Sublease, except those directly contradicted by the terms and conditions contained in this Sublease, and specifically except for the following provisions of the Master Lease which are not incorporated herein:  Basic Lease Information (except for the “Building”, “Project” and “Permitted Use”), Sections 2, 3(a), 4, 6, 8, 22(b) (the last three sentences), 35 and 40(o) of the Original Lease; the First Amendment; Sections 2, 4, 5, 6, 7, 8 and 12 and Exhibits B and D of the Second Amendment; the Third Amendment; the Fourth Amendment; the Fifth Amendment; and the Sixth Amendment (other than Section 3 thereof).  Each reference therein to “Landlord”, “Tenant”, “Premises” and “Lease” to be deemed to refer to Sublandlord, Subtenant, Premises and Sublease, respectively, as appropriate. However, in the following provisions that are incorporated herein, the reference to Landlord shall mean Master Landlord only: Sections 11 (the first two sentences), 13 (the first sentence), 17 (the first paragraph), 18 and 19 of the Original Lease.  In addition, in the following provisions that are incorporated herein, the reference to Landlord shall mean both Master Landlord and Sublandlord: Sections 16, 26, 32, 33 and 34 of the Original Lease. All of the incorporated terms of the Master Lease as referenced and qualified above along with all of the terms and conditions set forth in this Sublease shall constitute the complete terms and conditions of this Sublease.

1.3Obligations of Sublandlord. Notwithstanding anything herein to the contrary, the only services or rights to which Subtenant is entitled hereunder are those to which Sublandlord is entitled under the Master Lease, and for all such services and rights Subtenant shall look solely to the Master Landlord under the Master Lease, and the obligations of Sublandlord hereunder shall be limited to using its reasonable good faith efforts to obtain the performance by Master Landlord of its obligations, provided Subtenant shall reimburse Sublandlord for all reasonable costs incurred by Sublandlord in such efforts.  Sublandlord has no obligation to perform any of the obligations of Master Landlord.  Sublandlord shall have no liability to Subtenant or any other person for damage of any nature whatsoever as a result of the failure of Master Landlord to perform said obligations. With respect to any obligation of Subtenant to be performed under this Sublease, when the Master Lease grants Sublandlord a specific number of days to perform its obligations thereunder, Subtenant shall have three (3) fewer days to perform.  With respect to approval required to be obtained by “Landlord” under the Master Lease, such consent must be obtained from Master Landlord and Sublandlord and the approval of Sublandlord may be withheld if Master Landlord’s consent is not obtained.

2.Term.  Subject to Section 9, the term of this Sublease (“Term”) shall commence on August 1, 2021 (“Commencement Date”) and shall end on January 31, 2023 (the “Expiration Date”), unless sooner terminated pursuant to any provision of this Sublease or the Master Lease. Subtenant shall have no option to extend this Sublease. Sublandlord shall have no obligation to Subtenant to exercise any of its options to extend or other options under the Master Lease. In the event Sublandlord is unable to deliver possession of the Premises on or before the Commencement Date or any other date, Sublandlord shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable, nor shall the Term be extended, but Subtenant shall not be liable for Rent until such time as Sublandlord offers to deliver possession of the Premises to Subtenant.

3.Rent.

3.1Base Rent.  Subtenant shall pay to Sublandlord each month during the Term, base rent (“Base Rent”) in advance, without notice, offset or deduction, on or before the 1st day of each calendar month in the amounts in lawful money of the United States pursuant to the following schedule:

Period During Term	Monthly Base Rent Per Rentable Square foot	Monthly Base Rent
August 1, 2021 – January 31, 2022	$3.85	$29,202.25
February 1, 2022 – January 31, 2023	$3.97	$30,112.45

Upon Subtenant’s execution hereof, Subtenant shall pay Base Rent for the first full month of the Term to Sublandlord.  Rent for partial months at the commencement or termination of this Sublease shall be prorated in accordance with Section 25 of the Original Lease.  Rent shall be paid to the Sublandlord at its business address noted herein, or at any other place Sublandlord may from time to time designate (including by ACH) by written notice to Subtenant.

3.2Additional Rent.  For the purposes of this Sublease, Subtenant’s “Percentage Share” of the Master Premises is 27.80%. Subtenant acknowledges that the Percentage Share is based upon the square footage measurements noted in this Sublease and the Master Lease which are estimates, and no adjustments shall be made based upon any actual measurements. Subtenant shall pay Subtenant’s Percentage Share of Operating Expenses to Sublandlord, which Sublandlord is responsible to pay under the Master Lease; provided, however, that Subtenant shall pay 70% of all Operating Expenses that Master Landlord allocates solely to the building commonly known as 866 Malcolm Road. Subtenant shall pay its share of Operating Expenses to Sublandlord in the same manner as set forth in the Master Lease.  To the extent that Subtenant does not pay any utilities or services directly to the provider, Subtenant shall pay to Sublandlord the cost of all utilities and services supplied to the Premises as determined by Sublandlord. If Subtenant shall procure any additional services from Master Landlord, including, but not limited to, after-hours HVAC, or if additional rent or other sums are incurred under the Master Lease due to any act or omission of Subtenant, Subtenant shall be solely liable for such additional rent and sums and Subtenant make such payment to Sublandlord or Master Landlord, as Sublandlord shall direct. Any other rent or other sums payable by Subtenant under this Sublease shall constitute and be due as additional rent. Base Rent and additional rent shall herein be referred to as “Rent”.

4.Intentionally Omitted.

5.Condition and Use of the Premises; Surrender; Alterations; Parking.

5.1Condition and Use of the Premises.  Subtenant shall use the Premises only for those purposes permitted in the Master Lease. Subtenant acknowledges that as of the Commencement Date, Subtenant shall have inspected the Premises, and every part thereof, and by taking possession shall have acknowledged that the Premises is in good condition and without need of repair, and Subtenant accepts the Premises “as is”, Subtenant having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Premises.  Subtenant accepts the Premises in their condition existing as of the Commencement Date, subject to all applicable laws, regulations, codes and ordinances governing and regulating the use of the Premises and any covenants or restrictions of record. Subtenant acknowledges that neither Sublandlord nor Master Landlord have made any representations or warranties as to the condition of the Premises or its present or future suitability for Subtenant’s purposes.

5.2Surrender.  Subtenant shall keep the Premises in good order and repair.  Subtenant shall surrender the Premises in the condition required by the Master Lease.

5.3Alterations.  Subtenant shall not make any Alterations to the Premises without the express prior written consent of Sublandlord and Master Landlord, which may be withheld in Sublandlord’s sole discretion.  Subtenant shall reimburse Sublandlord and Master Landlord for all costs and fees which they may incur or charge with granting approval to Subtenant for any such Alterations. On termination of this Sublease, Subtenant shall remove all of such Alterations as required by Sublandlord and restore the Premises (or any part thereof) to the same condition as of the date Subtenant was provided early access to the Premises.  Should Subtenant fail to remove any such Alterations and restore the Premises on termination of this Sublease unless instructed otherwise in writing as set forth above, Sublandlord shall have the right to do so, and charge Subtenant therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublandlord

5.4Parking.  So long as Subtenant is not in default, Subtenant shall have the right to its Percentage Share of parking spaces available to Sublandlord under the Master Lease. Subtenant shall be responsible for all costs incurred by Sublandlord for Subtenant’s parking, including, without limitation, any parking fees or taxes. Subtenant shall not transfer or license any parking spaces separate and apart from this Sublease.

6.Insurance.  With respect to the Tenant’s insurance under the Master Lease, the same is to be provided by Subtenant as described in the Master Lease, and such policies of insurance shall include as additional insureds Master Landlord, Sublandlord and any lender as required by Master Landlord.  With respect to the waiver of subrogation contained in the Master Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Master Landlord, Sublandlord and Subtenant (and Master Landlord’s consent to this Sublease shall be deemed to constitute its approval of this modification).

7.Assignment and Subletting.

7.1Consent Required.  Subtenant shall not assign or transfer this Sublease or any interest therein nor shall Subtenant sublet, license, encumber or permit the Premises or any part thereof to be used or occupied by others, without Sublandlord’s and Master Landlord’s prior written consent, which consent Sublandlord may withhold in its sole and absolute discretion. Sublandlord’s withholding of consent shall in all events be deemed reasonable if for any reason Master Landlord’s consent is not obtained.  The consent by Sublandlord and Master Landlord to any assignment, transfer or subletting shall not waive the need for Subtenant (and Subtenant’s assignee or subtenant) to obtain the consent of Sublandlord and Master Landlord to any different or further assignment, transfer or subletting.  To the extent there is any Excess Rent as set forth in Section 22(d) of the Original Lease, such Excess Rent shall first be split with Sublandlord in the same manner as set forth in the Master Lease, and if Master Landlord is also entitled to any such Excess Rent, then Subtenant shall be responsible to pay such amounts to Master Landlord.  Except as set forth herein, all conditions and standards set forth in the Master Lease regarding assignments and subletting shall apply.  Every assignment, agreement, or sublease shall recite that it is and shall be subject and subordinate to the provisions of this Sublease, that the assignee assumes Subtenant’s obligation hereunder, that the termination of this Sublease shall at Sublandlord’s sole election, constitute a termination of every such assignment or sublease.

7.2No Release of Subtenant; Default.  No subletting or assignment (with or without Sublandlord’s consent) shall release Subtenant of Subtenant’s obligation or alter the primary liability of Subtenant to pay the Rent and to perform all other obligations to be performed by Subtenant hereunder.  The acceptance of Rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision hereof.  In the event of default by any assignee, subtenant or any other successor of Subtenant, in the performance of any of the terms hereof, Sublandlord may proceed directly against Subtenant without the necessity of exhausting remedies against such assignee, subtenant or successor.  An involuntary assignment shall constitute a default and Sublandlord shall have the right to elect to terminate this Sublease, in which case this Sublease shall not be treated as an asset of Subtenant

7.3Recapture.  Notwithstanding the foregoing, in the event Subtenant requests Sublandlord’s consent to an assignment, sublease or other transfer, Sublandlord may, in its sole discretion, elect to terminate this Sublease (or as to the portion of the Premises proposed to be subleased) within thirty (30) days after receipt of Subtenant’s request by written notification to Subtenant of such election, in which case the Sublease (or as to the portion of the Premises proposed to be subleased) shall terminate effective thirty (30) days following such election.

8.Default.

8.1Default Described.  The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Subtenant: (i) failure to pay Rent or any other amount when due, where such failure continues for three (3) days after written notice; (ii) all those items of default set forth in the Master Lease where the obligation is incorporated in this Sublease which remain uncured after the cure period provided in the Master Lease (less 3 days); or (iii) Subtenant’s failure to perform timely and remain uncured after fifteen (15) days written notice of the default, any other material provision of this Sublease.

8.2Sublandlord’s Remedies.  Sublandlord shall have the remedies set forth in the Master Lease as if Sublandlord is Master Landlord.  The rights, privileges, elections, and remedies of Sublandlord in this Sublease, at law, and in equity are cumulative and not alternative.

8.3All Sums Due and Payable as Rent.  Subtenant shall also pay without notice, or where notice is required under this Sublease, immediately upon demand without any abatement, deduction, or setoff, as additional rent all sums, impositions, costs, expenses, and other payments which Subtenant in any of the provisions of this Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sublandlord shall have all the rights and remedies provided for in this Sublease or by law in the case of nonpayment of rent.

8.4No Waiver.  Sublandlord may accept Subtenant’s payments without waiving any rights under the Sublease, including rights under a previously served notice of default.  No payment by Subtenant or receipt by Sublandlord of a lesser amount than any installment of rent due or other sums shall be deemed as other than a payment on account of the amount due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Sublandlord may accept such check or payment without prejudice of Sublandlord’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Sublease, at law or in equity.  If Sublandlord accepts payments after serving a notice of default, Sublandlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Subtenant any further notice or demand.  Furthermore, Sublandlord’s acceptance of Rent from Subtenant when the Subtenant is holding over without express written consent does not convert Subtenant’s tenancy from a tenancy at sufferance to a month-to-month tenancy.  No delay or omission in the exercise of any right or remedy by Sublandlord shall impair such right or remedy or be construed as a waiver thereof by Sublandlord.  No act or conduct of Sublandlord, including, without limitation the acceptance of keys to the Premises shall constitute acceptance or the surrender of the Premises by Subtenant before the Expiration Date.  Sublandlord’s consent to or approval of any act by Subtenant which requires Sublandlord’s consent or approval shall not be deemed to waive or render unnecessary Sublandlord’s consent to or approval of any subsequent act by Subtenant.

8.5Sublandlord Default.  For purposes of this Sublease, Sublandlord shall not be deemed in default hereunder unless and until Subtenant shall first deliver to Sublandlord thirty (30) days’ prior written notice, and Sublandlord shall fail to cure said default within said thirty (30) day period, or in the event Sublandlord shall reasonably require in excess of thirty (30) days to cure said default, shall fail to commence said cure within said thirty (30) day period, and thereafter diligently prosecute the same to completion.

9.Precondition.  To the extent the Master Lease requires that Sublandlord obtain the consent of Master Landlord to this Sublease, then this Sublease shall not be effective unless and until Master Landlord signs a consent to this subletting satisfactory to Sublandlord.  Subtenant will sign such consent if required by Master Landlord as reasonably presented by Master Landlord. If Master Landlord’s consent is required and Master Landlord does not consent to this Sublease within forty five (45) days from the Effective Date, then Sublandlord may terminate this Sublease.

10.Miscellaneous.

10.1Conflict with Master Lease; Interpretation.  In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the terms of this Sublease. No presumption shall apply in the interpretation or construction of this Sublease as a result of Sublandlord having drafted the whole or any part hereof.

10.2Waiver of Redemption; Waiver of Damages.  Subtenant hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sublandlord shall obtain a judgment for possession of the Premises. In no event shall Sublandlord be liable for, and Subtenant hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Sublease.

10.3Damage and Destruction; Condemnation.  In the event of any damage, destruction, casualty, condemnation or threat of condemnation affecting the Premises, Rent payable hereunder shall be abated but only to the extent that Rent is abated under the Master Lease with respect to the Premises.  Subtenant shall have no right to terminate this Sublease in connection with any damage, destruction, casualty, condemnation or threat of condemnation except to the extent the Master Lease is also terminated as to the Premises or any portion thereof.

10.4Holding Over.  Subtenant shall have no right to holdover.  If Subtenant does not surrender and vacate the Premises at the Expiration Date of this Sublease, Subtenant shall be a tenant at sufferance, or at the sole election of Sublandlord, a month to month tenancy, and the parties agree in either case that the reasonable rental value, if at sufferance, or the Rent if a month to month tenancy shall be Rent at the greater of (i) the monthly rate of one hundred and fifty percent (150%) of the monthly Rent set forth in Section 3, or (ii) all rent due under the holdover provision of the Master Lease, and if the definition of Rent does not include additional rent or operating expenses and property taxes, then with any additional rent, operating expenses and property taxes due and payable during such holdover period of time. In connection with the foregoing, Sublandlord and Subtenant agree that the reasonable rental value of the Premises following the Expiration Date of the Sublease shall be the amounts set forth above per month.  Sublandlord and Subtenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Premises on the Expiration Date and that the reasonable rental value established herein is a reasonable estimate of the damage that Sublandlord would suffer as the result of the failure of Subtenant to timely surrender possession of the Premises.  The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code sections 3275 or 3369, but is intended to constitute liquidated damages to Sublandlord pursuant to California Civil Code sections 1671, 1676, and 1677.  Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord if Subtenant fails to surrender the Premises upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify, defend and hold Sublandlord harmless from all Claims resulting from such failure, including, without limitation, any Claims by any third parties based on such failure to surrender and any lost profits to Sublandlord resulting therefrom.

10.5Signage.  Subtenant shall not place any signs on or about the Premises without Sublandlord’s and Master Landlord’s prior written consent, which consent by Sublandlord shall not be unreasonably withheld.  All signs shall be at Subtenant’s sole cost and shall comply with the terms of the Master Lease and with all applicable laws at all times during the Term.  Subtenant, at Subtenant’s cost, shall remove all such signs and graphics prior to the termination of this Sublease and repair any damage caused by such removal.

10.6Due Authority.  Subtenant represents and warrants that each of its signatories hereto has the authority to bind Subtenant, Subtenant has been and is qualified to do business in the State of California, that the corporation or entity has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation or entity were authorized to do so by appropriate corporate actions. Subtenant agrees to furnish promptly upon request a corporate resolution or other appropriate documentation evidencing the authorization of Subtenant to enter into this Sublease.

10.7Offer; Multiple Counterparts.  Preparation of this Sublease by either Sublandlord or Subtenant or either party’s agent and submission of same to Sublandlord or Subtenant shall not be deemed an offer to Sublease. This Sublease is not intended to be binding until executed and delivered by all parties hereto.  This Sublease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  This Sublease may be executed by a party's signature transmitted by facsimile ("fax") or by electronic signature or electronic mail in pdf format ("pdf"), and copies of this Sublease executed and delivered by means of faxed, electronic or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures.

10.8Brokers.  Sublandlord and Subtenant represent and warrant to each other that it has not dealt with any broker, agent, finder, or other such person with respect to this Sublease and each agrees to indemnify and hold the other harmless from any Claims asserted against the other by any broker, agent, finder, or other such person.

10.9Attorney’s Fees. In the event any action or proceeding at law or in equity or any arbitration proceeding be instituted by either party, for an alleged breach of any obligation of Subtenant under this Sublease, to recover rent, to terminate the tenancy of Subtenant at the Premises, or to enforce, protect, or establish any right or remedy of a party to this Sublease, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys’ fees, expert witness fees, and court costs as may be fixed by the court or jury, but this provision shall not apply to any cross-complaint filed by anyone other than Sublandlord in such action or proceeding.

10.10Sublandlord’s Costs.  In any case where Subtenant requests permission from Sublandlord or Master Landlord to assign, sublet, make alterations, or receive any other consent or obtain any waiver from or modification to the terms of this Sublease, Subtenant shall pay to Sublandlord or Master Landlord, as the case maybe, a reasonable administrative charge and reasonable attorney’s fees incurred in reviewing such request or such amount as set forth in this Sublease or Master Lease as the case may be.

10.11Effect of Conveyance.  As used in this Sublease, the term “Sublandlord” means the holder of the Tenant’s interest under the Master Lease.  In the event of any assignment or transfer of the Tenant’s interest under the Master Lease, which assignment or transfer may occur at any time during the Term hereof in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of the future performance of all covenants and obligations of Sublandlord hereunder if such future performance is assumed by the transferee in a writing and a copy thereof is delivered to Subtenant.  Sublandlord may transfer and deliver any security of Subtenant to the transferee of the Tenant’s interest under the Master Lease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto if such transferee assumes in writing Sublandlord’s obligations with regard to such security in a writing delivered to Subtenant.

10.12Certified Access Specialist Disclosure. Subtenant acknowledges that, to Sublandlord’s knowledge, the Premises have not undergone an inspection by a Certified Access Specialist (CASp). As required by Section

1938(e) of the California Civil Code, Sublandlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Sublandlord and Subtenant hereby agree that any CASp inspection requested by Subtenant shall be conducted, at Subtenant's sole cost and expense, and Subtenant shall be responsible, at its sole cost, for any repairs identified by any CASp inspection requested by Subtenant.

10.13Notices.  Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service.  Such notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or two days after deposit in the United States mail, to the following addresses (or such other address of Sublandlord as Sublandlord may provide):

To the Sublandlord:	Corvus Pharmaceuticals, Inc.
863 Mitten Road, Suite 102
Burlingame, CA 94010
Attn: CFO

To the Subtenant:	At the Premises

When this Sublease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Sublease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

10.14Furniture.    During the Term, Subtenant may use the furniture, fixtures and equipment and cabling in the Premises (“FF&E”).  Subtenant accepts the FF&E in its “as is” condition and Sublandlord makes no warranty as to the condition of the FF&E or its present or future suitability for Subtenant’s purposes.  Subtenant shall be liable for any damage to the FF&E and solely responsible for all costs associated with the maintenance, cleaning and repair of the FF&E. Upon termination of this Sublease, Subtenant shall, at Sublandlord’s sole option, either (i) return the FF&E to Sublandlord in the same condition as received, ordinary wear and tear excepted, or (ii) remove the FF&E from the Premises at its sole cost.

10.15Right of Entry.  Sublandlord and its employees and agents have the right to enter the Premises at any time in order to use the formulation lab, a drug scale up chemistry bench and walk-in hood, and the break room. Subtenant shall not do anything, or permit anything to be done, that would interrupt or disturb Sublandlord’s use of, or access to, such items. Any such entry shall be without abatement of rent or liability to Subtenant.  Subtenant and its employees and agents have the right to use the restrooms, conference room and one office in the Corvus space depicted in Exhibit A.

10.16Disposal of Hazardous Materials. Subtenant’s use of Hazardous Materials shall be in compliance with the Master Lease.

10.17 Compliance with Health and Safety Rules.  Subtenant and its employees and agents shall abide by the same health and safety rules as do Sublandlord’s employees.

10.17Exhibits and Attachments.  All exhibits and attachments to this Sublease are a part hereof.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed and delivered this Sublease on the Effective Date.

SUBLANDLORD:		SUBTENANT:

CORVUS PHARMACEUTICALS, INC.,		ANGEL PHARMACEUTICALS US, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Richard A. Miller	By:	/s/ Charles Li
Name:	Richard A. Miller	Name:	Charles Li
Its:	CEO	Its:	CBO

Exhibit “A”

Premises

Exhibit “B”

Master Lease

[attached on following pages]